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                          NON-RECOURSE PROMISSORY NOTE
                          ----------------------------
                    Secured by Pledge and Security Agreement

$9,029,021.52                                             April 24th , 2003
 ------------                                             San Diego, California

         FOR THE VALUE RECEIVED, the undersigned SAN DIEGO REVITALIZATION CORPORATION, A CALIFORNIA NON PROFIT PUBLIC BENEFIT CORPORATION, (the "Borrower"), promises to pay to PRICE FAMILY CHARITABLE TRUST, a California trust, (the "Lender") or order, at 7979 Ivanhoe Avenue, Suite 520, La Jolla, California 92037, or such other address as may be directed in writing, the principal sum of Nine Million Twenty Nine Thousand Twenty One and 52/100 Dollars ($9,029,021.52), together with interest thereon at a rate of four percent (4%) per annum, computed from the date hereof on the basis of a three hundred sixty-five day (365) year, actual days elapsed.

         1. PAYMENT OF PRINCIPAL AND INTEREST. Accrued interest only on this Note shall be paid in consecutive quarter annual installments beginning on the 1st day of July, 2003 and on the first day of each October, January and April thereafter until this Note is paid in full. All unpaid principal and accrued unpaid interest shall be due and payable in full five (5) years from the date hereof.

         2. CREDIT OF PAYMENTS. Each payment under this Note shall be credited in the following order: (a) costs, fees, charges and advances paid or incurred by Lender and for which the Borrower is obligated under the terms herein; (b) interest payable under this Note; and (c) principal under this Note. All installments of principal and interest of this Note shall be payable in lawful money of the United States of America.

         3. PREPAYMENT. The Borrower may prepay in whole, or from time to time in part, and without any premium or penalty therefor, the principal amount hereof then remaining unpaid, together with accrued unpaid interest on this Note. Any such prepayment shall be applied first to accrued unpaid interest on this Note and the balance to principal due hereunder.

         4. INTEREST AND DEFAULT. Any accrued interest on this Note, not paid when due shall itself bear interest at the interest rate provided herein.

         5. ATTORNEY FEES. Borrower agrees to pay the following costs, expenses, and attorney fees paid or incurred by Lender, or adjudged by a court:
(a) reasonable costs of collection and costs, expenses, and attorney fees paid or incurred in connection with the collection or enforcement of this Note, whether or not suit is filed; (b) reasonable costs, expenses, and attorney fees paid or incurred in connection with representing Lender in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors' rights and involving a claim under this Note; and (c) costs of suit and such sum as the court may adjudge as attorney fees in any action to enforce payment of this Note or any part of it.

         6. WAIVER. Borrower, endorsers, and all other persons liable or to become liable on this Note waive presentment, protest, and demand; notice of protest, demand, and dishonor; and all other notices or matters of a like nature.

         7. USURY. All agreements between Borrower and Lender are expressly limited, so that in no event or contingency, whether because of the advancement of the proceeds of this Note, acceleration of maturity of the unpaid principal balance, or otherwise, shall the amount paid or agreed to be paid to Lender for the use, forbearance, or retention of the money to be advanced under this Note exceed the highest lawful rate permissible under applicable usury laws. If, under any circumstances, fulfillment of any provision of this Note or any other agreement pertaining to this Note, after timely performance of such provision is due, shall involve exceeding the limit of validity prescribed by law that a court of competent jurisdiction deems applicable, then, ipso facto,

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the obligations to be fulfilled shall be reduced to the limit of such validity.
If, under any circumstances, Lender shall ever receive as interest an amount that exceeds the highest lawful rate, the amount that would be excessive interest shall be applied to reduce the unpaid principal balance under this Note and not to pay interest, or, if such excessive interest exceeds the unpaid principal balance under this Note, such excess shall be refunded to Borrower. This provision shall control every other provision of all agreements between Borrower and Lender.

         8. FORBEARANCE NOT A WAIVER. If Lender delays in exercising or fails to exercise any of its rights under this Note, that delay or failure shall not constitute a waiver of any Lender rights or of any breach, default, or failure of condition under this Note. No waiver by lender of any of its rights or of any such breach, default, or failure of condition shall be effective, unless the waiver is expressly stated in a writing signed by Lender.

         9. BINDING EFFECT. This Note inures to and binds the heirs, legal representatives, successors, and assigns of Borrower and Lender.

         10. SEVERABILITY. If any provision of this Note, or the application of it to any party or circumstance, is held void, invalid, or unenforceable by a court of competent jurisdiction, the remainder of this Note, and the application of such provision to other parties or circumstances, shall not be affected thereby, the provisions of this Note being severable in any such instance.

         11. TIME IS OF THE ESSENCE. Time is of the essence with respect to all obligations of Borrower under this Note.

         12. NON-RECOURSE NOTE. This is a non-recourse Note. In the event the Borrower defaults in making any payment due under this Note the Borrower shall have no personal liability and the Lender's sole recourse shall be to enforce its rights under the Pledge and Security Agreement which secures this Note.

         13. SECURED OBLIGATION. This note is secured by a Pledge and Security Agreement dated the same date as this Note and made by Borrower, for the benefit of the Lender.

         14. ACCELERATION. In the event Borrower defaults in the payment of any installment of interest or principal of this Note when due, or in the event of any default by the Borrower under the Pledge and Security Agreement, then the entire principal balance and accrued unpaid interest of this Note shall be immediately due and payable, at the option of the Lender, without further notice. Failure to exercise said option shall not constitute a waiver of the right to exercise it in the event of any subsequent default.

         15. GOVERNING LAW. This Note shall be construed and enforceable according to the laws of the State of California.

Executed as of the date first written above.


                                    BORROWER
                                    --------

                                    SAN DIEGO REVITALIZATION CORPORATION


                                    BY /s/ James F. Cahill
                                      ---------------------------
                                       JAMES F. CAHILL
                                       ITS  EXECUTIVE VICE PRESIDENT


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